Exhibit 99.1

NAVISTAR ANNOUNCES RECEIPT OF REQUISITE CONSENTS IN TENDER OFFERS AND CONSENT SOLICITATIONS FOR TWO OF ITS THREE SERIES OF ITS SENIOR NOTES

Extends Consent Deadline for 6 ¼% Senior Notes due 2012 until 5 p.m. EST on March 3, 2006

WARRENVILLE, Ill. - March 3, 2006 - Navistar International Corporation (NYSE: NAV) announced today that holders representing more than a majority of each of its outstanding $393 million in aggregate principal amount of 9 ⅜ percent senior notes due 2006 and $250 million in aggregate principal amount of 7 ½ percent senior notes due 2011 (collectively, the “senior notes”), had tendered their senior notes on or prior to the consent deadline of 5:00 p.m. New York City time on March 2, 2006 (the "Consent Time"), pursuant to Navistar’s previously announced consent solicitations and tender offers for the senior notes. Navistar did not receive tenders from holders representing a majority of its $400 million in aggregate principal amount of 6 ¼ percent senior notes due 2012 prior to the Consent Time. With respect to the tender offers for the 9 ⅜ percent and 7 ½ percent senior notes, Navistar has waived the condition that it receive requisite consents from the holders of the 6 ¼ percent senior notes and expects to accept such tendered senior notes for payment as soon as possible, and to make payment for such senior notes promptly thereafter. With respect to the tender offer for the 6 ¼ percent senior notes, Navistar has extended the Consent Time until 5:00 p.m. New York City time on March 3, 2006.

As a result of the consents and early tenders, Navistar has received the requisite consents to execute supplemental indentures relating to the senior notes, which will, among other things, waive any and all defaults and events of defaults existing under the senior notes indentures, eliminate substantially all of the material restrictive covenants, specified affirmative covenants and certain events of default and related provisions in the senior notes indentures and rescind any and all prior notices of default and/or acceleration delivered to Navistar pursuant to such indentures. The supplemental indentures relating to the senior notes containing the proposed amendments will be executed by Navistar and the trustee under the senior notes indentures but they will not become operative with respect to the senior notes and the indentures until the tendered senior notes are accepted for purchase by Navistar. In addition, if the tender offers are terminated or withdrawn, the supplemental indentures will not become operative.

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Exhibit 99.1 (continued)

The tender offers are being made pursuant to an Offer to Purchase and Consent Solicitation Statement and a related Consent and Letter of Transmittal, each dated February 21, 2006. The tender offers are scheduled to expire at midnight, New York City time, on March 20, 2005, unless extended or earlier terminated. Holders who validly tender after the Consent Time will receive the tender consideration equal to $960.00 per each $1,000 principal amount with respect to the 7 ½ percent notes and 6 ¼ percent notes and $968.75 per each $1,000 principal amount with respect to the 9 ⅜ percent notes, plus in each case all accrued and unpaid interest through, but not including, the payment date. Except as set forth herein, the terms of the tender offers remain the same as set forth in the Offer to Purchase and Consent Solicitation Statement.

In addition to acquiring the requisite number of consents, the consummation of the tender offers are conditioned upon, among other things, the receipt of sufficient proceeds from one or more debt financings to fund the senior notes tender offers, Navistar’s audit for its fiscal year 2005 not being completed and other customary tender offer conditions. If any of the conditions are not satisfied, Navistar is not obligated to accept for payment, purchase or pay for, or may delay the acceptance for payment of, any tendered senior notes, and may terminate the senior notes tender offers. Once Navistar accepts the tendered senior notes for payment, all of the conditions with respect to that tender offer will be deemed satisfied. The exact terms and conditions of the tender offers and consent solicitations are specified in, and qualified in their entirety by, the Offer to Purchase and Consent Solicitation Statement.

Citigroup, Credit Suisse and Banc of America Securities LLC are acting as Dealer Managers for the tender offers and consent solicitations for the senior notes. Questions regarding the tender offers or consent solicitations may be directed to Citigroup Corporate and Investment Banking at 800-558-3745 (toll-free) or at 212-723-6106 or Credit Suisse at 800-820-1653 (toll-free) or at 212-538-7969.

Global Bondholder Services Corporation is acting as the Information Agent for the tender offers and consent solicitations for the senior notes. Requests for documents related to the tender offers and consent solicitations may be directed to Global Bondholder Services Corporation at 866-857-2200 (toll-free) or at 212-430-3774.

This announcement is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation to consent with respect to any of the Notes. The tender offer is being made solely by means of the Offer to Purchase and Consent Solicitation dated February 21, 2006.

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Exhibit 99.1 (continued)

Navistar International Corporation (NYSE: NAV) is the parent company of International Truck and Engine Corporation. The company produces International® brand commercial trucks, mid-range diesel engines and IC brand school buses, Workhorse brand chassis for motor homes and step vans, and is a private label designer and manufacturer of diesel engines for the pickup truck, van and SUV markets. Navistar is also a provider of truck and diesel engine parts and service sold under the International® brand. A wholly owned subsidiary offers financing services. Additional information is available at: www.nav-international.com.

Forward Looking Statements

Information provided and statements made that are not purely historical are forward -looking. Such forward-looking statements only speak as of the date of this report and we assume no obligation to update the information included in this report, whether as a result of new information, future events or otherwise. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties and assumptions which could have a material adverse effect on the company’s liquidity position and financial condition. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many other factors that could cause actual results to differ materially from those in the forward-looking statements.  For a further description of these and other factors, see Exhibit 99.1 to our Form 10-K for the fiscal year ended October 31, 2004.

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